UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                                     SEC FILE NUMBER
                                                       333-125314
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                                                       CUSIP NUMBER
                                                       77543T 10 8
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          (Check One) |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
                      |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

                      For Period Ended: March 31, 2011

                      |_| Transition Report on Form 10-K
                      |_| Transition Report on Form 20-F
                      |_| Transition Report on Form 11-K
                      |_| Transition Report on Form 10-Q
                      |_| Transition Report on Form N-SAR

                      For the Transition Period Ended: ______________________

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            Nothing in this form shall be construed to imply that the
           Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                                  ROKWADER,INC.
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                            Full Name of Registrant

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                            Former Name if Applicable

                         23300 Ventura Blvd., 2nd Floor
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            Address of Principal Executive Office (Street and Number)

                        Woodland Hills, California 91364
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                            City, State and Zip Code


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                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  |X|   (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filled on or before the fifth calendar day following the prescribed due date: and
        (c) The accountant's statement or other exhibit is required by Rule 12b-25(c) has been attached if applicable.


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                              PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                         (Attach Extra Sheets if Needed)

The registrant is unable to file its quarterly report on Form 10-Q for the period ended March 31, 2011 (the "Quarterly Report") by the prescribed date due to the registrant's need for additional time to complete the required financial statements and supporting documentation for this period. Management and its independent registered public accounting firm anticipate that the Quarterly Report will be filed on or before the fifth calendar day following May 15, 2011, the prescribed due date.

      Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters set forth in this Form 12b-25, including the registrant's expectations as to the filing date of its Annual Report, may be deemed forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the results and effect of the registrant's review of its accounting matters, the ability of the registrant to file its Annual Report within the extension period, the impact on the registrant's business and the risks detailed from time to time in the registrant's periodic reports filed with the SEC. The registrant disclaims any intent or obligation to update or revise any forward-looking statements.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         William B. Barnett, Esq.     (818)            595-7717
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                 (Name)             (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). Yes |X| No |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 ROKWADER, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    May 16, 2011           By:  /s/Yale Farar
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                                     Yale Farar
                                     President